                                                                      Exhibit 11

                    COMPUTATION OF NET LOSS PER COMMON SHARE
                                MGI PHARMA, INC.

                                  (unaudited)

The following information is required in computations of primary and fully diluted loss per common share for each period:


                              Three Months Ended           Six Months Ended
                                   June 30,                    June 30,
                          --------------------------  --------------------------
                              1996          1995          1996          1995
                          ------------  ------------  ------------  ------------

Loss:
  Net loss                $(1,254,865)  $(1,553,201)  $(2,058,372)  $(2,820,370)

Common shares:
  Adjusted weighted
     shares
     outstanding (a)       12,796,218    12,600,159    12,790,237    12,277,368

Loss per common share:
  Net loss                $     (0.10)  $     (0.12)  $     (0.16)  $     (0.23)

(a) Net loss per common share shown on the face of the statements of operations is the equivalent of a simple capital structure presentation since it excludes common stock equivalents as their effect is antidilutive. There are no pro forma fully diluted share outstanding adjustments, so primary and fully diluted share amounts are identical.